Exhibit 99.1

NEWS RELEASE

CONTACT:

Investor Relations	Media Relations
Bernie Hertel	Ronald Trahan
Phone: (858) 410-3101	Phone: (508) 359-4005, x108

DNA Vaccine Company Inovio Biomedical

 Reports Third Quarter 2008 Financial Results

SAN DIEGO, CA – November 7, 2008 – Inovio Biomedical Corporation (AMEX: INO) (“Inovio”) today reported financial results for the three and nine months ended September 30, 2008.

Total revenue for the three and nine months ended September 30, 2008, was $455,000 and $1.8 million, respectively, as compared to $487,000 and $1.5 million, respectively, for the same periods in 2007. Revenue consisted of license fees, milestone payments, revenue recognized from collaborative research and development arrangements and grants.

Total operating expenses for the three and nine months ended September 30, 2008, were $3.2 million and $12.0 million, respectively, as compared to $5.5 million and $15.6 million, respectively, for the three and nine months ended September 30, 2007.

The net loss attributable to common stockholders for the three and nine months ended September 30, 2008, was $2.3 million, or $0.05 per share and $9.4 million, or $0.21 per share, respectively, as compared with a net loss attributable to common stockholders of $2.7 million, or $0.06 per share and $10.2 million, or $0.25 per share, respectively, for the three and nine months ended September 30, 2007.

Revenue

Revenue from license fees and milestone payments was $215,000 and $612,000, for the three and nine months ended September 30, 2008, respectively, as compared to $137,000 and $581,000, for the three and nine months ended September 30, 2007, respectively. The increase in revenue under license fees and milestone payments for the three and nine month periods ended September 30, 2008, compared with the same periods in 2007, was mainly due to higher revenue recognized from various smaller license agreements, offset by less revenue recognized from the Merck licensing agreement as this agreement was fully amortized during 2007. Revenue recognized from the Wyeth license agreement was consistent with prior periods.

Revenue from collaborative research and development arrangements during the three and nine months ended September 30, 2008, was $240,000 and $1.2 million, respectively, as compared to $266,000 and $800,000, respectively, for the same periods in 2007. This decrease in revenue for the three months ended September 30, 2008, compared with the same period in 2007, was primarily due to a decrease in Merck billings based on timing of efforts related to our collaborative research agreement. The increase in revenue for the nine months ended September 30, 2008, compared with the same period in 2007, was primarily due to an increase in Wyeth billings based on our collaborative agreement, offset by slightly lower Merck collaborative research billings. Billings from research and development work performed pursuant to the Wyeth and Merck agreements are recorded as revenue when the related research expenditures are incurred.

11494 Sorrento Valley Road • San Diego, California 92121-1318

Telephone: (858) 597-6006 • Fax: (858) 597-0119 • Email: investor.relations@inovio.com

There was no grant and miscellaneous revenue for the three and nine months ended September 30, 2008, compared with $84,000 and $105,000, respectively, for the three and nine months ended September 30, 2007. The decrease in grant and miscellaneous revenue was due to no revenue being recognized from the U.S. Army grant due to completion of the defined project. On September 26, 2008, we received a new contract for $933,000 from the Department of Defense (U.S. Army) to continue research and development of DNA-based vaccines delivered via our proprietary electroporation system.

Operating Expenses

Research and development expenses for the three and nine months ended September 30, 2008, were $1.3 million and $4.6 million, respectively, as compared to $2.3 million and $7.8 million for the three and nine months ended September 30, 2007, respectively. The decrease in research and development expenses for the three and nine months ended September 30, 2008, compared with the same periods in 2007, was primarily due to a decrease in SECTA clinical trial expenses associated with patient enrollment, clinical site costs, data collection and monitoring costs, and costs related to the use of outside Clinical Research Organizations (“CROs”) and Clinical Research Associates (“CRAs”). Additional decreases are associated with less consulting and advisory services received, offset by higher costs associated with the expansion of our in-house engineering and research expertise.

General and administrative expenses, which include business development expenses and amortization of intangible assets, were $1.9 million and $7.4 million for the three and nine months ended September 30, 2008, respectively, as compared to $3.2 million and $7.8 million for the three and nine months ended September 30, 2007, respectively. The decrease in general and administrative expenses for the three and nine months ended September 30, 2008, as compared to the comparable periods in 2007, was mainly due to a decrease in outside consulting and advisory services related to partnering our SECTA therapy program as well as a decrease in employee stock-based compensation expense, offset by increased legal fees related to the execution of the definitive merger agreement with VGX as well as other corporate matters.

Net Loss Attributable to Common Stockholders

The decrease in net loss attributable to common stockholders for the nine months ended September 30, 2008, compared with the same period in 2007, resulted primarily from the increase in collaborative research and development revenue and the decrease in operating expenses, as described above.

Capital Resources

We ended the third quarter of 2008 with cash and short-term investments of $6.4 million and working capital of $3.4 million, compared with $27.3 million in cash and short-term investments and $25.6 million in working capital as of December 31, 2007. The decrease in working capital during the nine months ended September 30, 2008, was primarily due to the reclassification of $12.1 million of auction rate security (“ARS”) investments from short-term to non-current assets. The remaining decrease in working capital was primarily due to expenditures related to our research and development and clinical trial activities, as well as various general and administrative expenses related to consultants, legal, accounting and audit, corporate development, and investor relations activities.

With respect to the ARS investments, we originally purchased six high-grade ARSs, issued primarily by municipalities, for approximately $13.6 million. In March 2008, our investment advisor informed us that decreased market liquidity for this type of security caused the valuation of these investments to fall below par. As a result of this market illiquidity, as of September 30, 2008, $12.1 million of these investments were recognized on our consolidated balance sheet as non-current assets and we have recorded an unrealized loss on these investments of $1.5 million. These securities retain the AAA/AA ratings they had when we purchased them, and have yielded uninterrupted interest payments that we receive on a monthly basis directly from the issuers. The lack of liquidity may require us to hold the ARSs until they are redeemed by the issuer or to maturity, but we believe the decline in their liquidity and fair value is temporary. On August 26, 2008, we received notice from our investment advisor that the Company’s application had been approved for a $5.0 million uncommitted demand revolving line of credit (“Line of Credit”) secured by ARS held by the Company, to provide additional working capital. As of September 30, 2008, we have drawn down $1.8 million from the Line of Credit.

Subsequent to September 30, 2008, we received a proposal from our investment advisor to redeem our ARS at par on June 30, 2010. We have entered into an appeals process to expedite this timeline, seeking earlier redemption. In addition, we are reviewing a proposal from our investment advisor to increase our Line of Credit from $5.0 million to $9.0 million in order to provide additional liquidity.

Corporate Update

Operational Highlights

•                  Secured a new contract for $933,000 from the Department of Defense (U.S. Army) to continue research and development of DNA-based vaccines delivered via our proprietary electroporation system. The contract, titled “Design and Engineering of the Elgen Gene Delivery System for Screening and Validation of Vaccine Candidates of Military Relevance,” will run through May 2010. This project is focused on identifying DNA vaccine candidates with the potential to provide rapid, robust immunity to protect against bio-warfare and bioterror attacks.

•                  Reported positive results from our internal research and development program for DNA-based cancer vaccines delivered using the company’s electroporation-based DNA delivery technology. The pre-clinical study results showed that in mice with metastatic melanoma treated with a DNA-based therapeutic vaccine via intramuscular delivery, six of eight (75%) were tumor-free at the conclusion of the study. The data was presented at the Cancer Research Institute symposium, “Cancer Immunology and Immunotherapy 2008,” September 15 – 17, 2008.

•                  Pre-clinical results from two proprietary plasmid DNA-based universal influenza vaccine candidates using the company’s proprietary electroporation delivery technology and, specifically, a new intradermal device, showed that 100% of immunized mice given a lethal challenge of highly pathogenic H5N1 influenza virus (A/Vietnam/1203/04) survived and showed only minor weight loss. These experimental universal vaccines are based on conserved genes common to multiple strains of seasonal influenza and even potential pandemic influenza, suggesting they may have the possibility to provide widespread protection against multiple strains rather than just a single strain of influenza virus.

•                  The International AIDS Vaccine Initiative (IAVI) expanded their research license, initially signed in March 2007, to use Inovio’s electroporation delivery technology. The agreement was extended by three years and Inovio will provide IAVI with additional proprietary electroporation devices to conduct pre-clinical research on HIV genes and vaccine candidates.

VGX Merger Update

On July 7, 2008, Inovio and VGX Pharmaceuticals, Inc. (“VGX”), a privately-held developer of DNA vaccines,  executed a definitive merger agreement (the “Merger Agreement”) providing for the issuance of Inovio shares in exchange for all of the outstanding securities of VGX and the merger of an acquisition subsidiary of Inovio with VGX (the “Merger”). Inovio and VGX subsequently negotiated an amended merger agreement (the “Proposed

Amended Agreement”), which was approved by Inovio’s and VGX’s boards of directors on November 4, 2008, and November 5, 2008, respectively, but which will not be executed until certain contingencies are resolved. The current draft of the Proposed Amended Agreement is provided as an exhibit with the Form 10-Q for the nine-months ended September 30, 2008.

The Merger under the Proposed Amended Agreement is subject to conditions similar to those included in the Merger Agreement.  Execution of the Proposed Amended Agreement is contingent upon, among other things, receipt of pending feedback from the NYSE Alternext US LLC (which was previously referred to as the American Stock Exchange) (“NYSE Alternext”) and receipt of a fairness opinion from Inovio’s financial advisor, and finalization of terms in relation to these items.  The completion of the Merger is contingent upon registration with the SEC of Inovio securities to be issued, approval from both companies’ stockholders, and other customary closing conditions.

Investors and the public are encouraged to read the relevant registration/proxy solicitation related documents to be filed with the SEC with respect to the Merger because they contain important information about the companies, the Merger, the securities to be issued and the expectations for the combined company. The joint registration statement/proxy statement to be filed on Form S-4 and other Merger-related documents will be available, when filed, without charge, from the SEC’s web site (www.sec.gov) or can be obtained, free of charge, by requesting such documents from Inovio.

About Inovio Biomedical Corporation

Inovio Biomedical is focused on developing DNA vaccines for cancers and infectious diseases using its novel method for DNA delivery – electroporation – which uses brief, controlled electrical pulses to increase cellular uptake of useful biopharmaceuticals. Initial human data has shown that Inovio’s electroporation-based DNA delivery technology can significantly increase gene expression and immune responses from DNA vaccines. Immunotherapy partners include Merck, Wyeth, Vical, University of Southampton, Moffitt Cancer Center, the U.S. Army, National Cancer Institute, and International Aids Vaccine Initiative. Inovio’s technology is protected by an extensive patent portfolio covering in vivo electroporation. The company has entered into a definitive merger agreement with VGX Pharmaceuticals. More information is available at www.inovio.com.

* * *

This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology, our operations and strategic business events. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications and that results from one study may necessarily not be reflected or supported by the results of other similar studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of Inovio’s technology as a delivery mechanism, the availability or potential availability of alternative therapies or treatments for the conditions targeted by Inovio or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that Inovio and its collaborators hope to develop, evaluation of potential opportunities, issues involving patents and whether they or licenses to them will provide Inovio with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether Inovio can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of our technology by potential corporate or other partners or collaborators, capital market conditions, our ability to coordinate with VGX Pharmaceuticals to efficiently move the proposed merger through the registration and stockholder approval process, the timeliness with which regulators respond to filings and requests for approval related to the proposed merger, evaluation of the transaction by the American Stock Exchange, which may impact the current and/or additional listing of Inovio’s securities, and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2007, our 10-Q for the nine months ended September 30, 2008 and other regulatory filings from time to time including, but not limited to, the registration statement/proxy statement and related consent solicitation materials to be filed by Inovio under Form S-4 pursuant to the merger agreement. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, that the proposed merger will be consummated or that any of the forward-looking information provided herein will be proved accurate.

INOVIO BIOMEDICAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,411,494	$10,250,929
Short-term investments	—	16,999,600
Accounts receivable	740,368	1,139,966
Prepaid expenses and other current assets	747,971	613,656

Total current assets	7,899,833	29,004,151

Investments	12,057,775	—
Fixed assets, net	403,609	401,727
Intangible assets, net	5,937,549	6,186,430
Goodwill	3,900,713	3,900,713
Other assets	282,000	282,000

Total assets	$30,481,479	$39,775,021

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,478,016	$1,807,305
Accrued clinical trial expenses	491,922	573,767
Line of credit	1,763,845	—
Common stock warrants	145,833	367,071
Deferred revenue	497,676	544,410
Deferred rent	77,953	61,946

Total current liabilities	4,455,245	3,354,499

Deferred revenue, net of current portion	4,084,065	4,335,806
Deferred rent, net of current portion	37,245	99,712
Deferred tax liabilities	903,000	950,250

Total liabilities	9,479,555	8,740,267

Stockholders’ equity:
Preferred stock	—	113
Common stock	44,011	43,815
Additional paid-in capital	171,616,752	170,730,621
Receivables from stockholders	(50,000)	(50,000)
Accumulated deficit	(149,237,215)	(139,847,326)
Accumulated other comprehensive (loss) income	(1,371,624)	157,531

Total stockholders’ equity	21,001,924	31,034,754

Total liabilities and stockholders’ equity	$30,481,479	$39,775,021

INOVIO BIOMEDICAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:
License fee and milestone payments	$214,825	$136,870	$611,578	$580,624
Revenue under collaborative research and development arrangements	239,912	265,970	1,159,207	800,272
Grant and miscellaneous revenue	—	83,671	—	105,094

Total revenue	454,737	486,511	1,770,785	1,485,990

Operating expenses:
Research and development	1,274,387	2,335,378	4,551,039	7,759,625
General and administrative	1,928,928	3,177,723	7,416,613	7,813,435

Total operating expenses	3,203,315	5,513,101	11,967,652	15,573,060

Loss from operations	(2,748,578)	(5,026,590)	(10,196,867)	(14,087,070)

Interest income, net	97,008	405,023	587,128	914,883
Other income, net	307,162	1,927,064	219,850	2,993,674

Net loss	(2,344,408)	(2,694,503)	(9,389,889)	(10,178,513)

Imputed and declared dividends on preferred stock	—	—	—	(23,335)

Net loss attributable to common stockholders	$(2,344,408)	$(2,694,503)	$(9,389,889)	$(10,201,848)

Amounts per common share — basic and diluted:

Net loss per share attributable to common stockholders	$(0.05)	$(0.06)	$(0.21)	$(0.25)

Weighted average number of common shares outstanding — basic and diluted	43,929,654	43,699,683	43,881,047	40,711,751